EXHIBIT 5.1

[Letterhead of Akin Gump Strauss Hauer & Feld LLP]

June 9, 2004

Granite Broadcasting Corporation
767 3rd Avenue, 34th Floor
New York, New York 10017

Re:
Granite Broadcasting Corporation, Registration Statement on Form S-4
(Registration No. 333-115947)

Ladies and Gentlemen:

        We have acted as special counsel to Granite Broadcasting Corporation, a Delaware corporation (the "Company"), Channel 11 License, Inc., a Delaware corporation ("Channel 11"), Granite Response Television, Inc., a Delaware corporation ("Granite Response Television"), KBJR License, Inc., a Delaware corporation ("KBJR License"), KBJR, Inc., a Delaware corporation ("KBJR"), KBWB License, Inc., a Delaware corporation ("KBWB License"), KBWB, Inc., a Delaware corporation ("KBWB"), KSEE License, Inc., a Delaware corporation ("KSEE License"), KSEE Television., Inc., a Delaware corporation ("KSEE Television"), Queen City Broadcasting of New York, Inc., a New York corporation ("QCB"), WEEK-TV License, Inc., a Delaware corporation ("WEEK-TV"), WKBW-TV License, Inc., a Delaware corporation ("WKBW-TV"), WPTA-TV License, Inc., a Delaware corporation ("WPTA-TV License"), WPTA-TV, Inc., a Delaware corporation ("WPTA-TV"), WTVH, LLC, a Delaware limited liability corporation ("WTVH"), WTVH License, Inc., a Delaware corporation ("WTVH License"), WXON License, Inc., a Delaware corporation ("WXON License") and WXON, Inc., a Delaware corporation ("WXON" and, together with Channel 11, Granite Response Television, KBJR License, KBJR, KBWB License, KBWB, KSEE License, KSEE Television, QCB, WEEK-TV, WKBW-TV, WPTA-TV License, WPTA-TV, WTVH, WTVH License and WXON License, the "Guarantors"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by the Company to exchange (the "Exchange Offer") up to $405,000,000 aggregate principal amount of new 9 3/4% Senior Secured Notes of the Company due 2010 (the "Exchange Notes") which are registered under the Act for any and all outstanding 9 3/4% Senior Secured Notes of the Company due 2010 (the "Old Notes" and, collectively with the Exchange Notes, the "Notes") and (ii) the guaranty of the Exchange Notes by each Guarantor.

        The Old Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture (the "Indenture") dated as of December 22, 2003 among the Company and the Guarantors on the one hand, and The Bank of New York, as trustee (the "Trustee"), on the other hand, which provides for guarantees (the "Guarantees") of the Notes by the Guarantors.

        We have examined originals or certified copies of such records of the Company and the Guarantors and certificates of officers and other officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, corporate or other power of all persons signing on behalf of the parties thereto other than the Company and the Guarantors, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors, that the Exchange Notes will conform to the specimens examined by us and that the Trustee's certificate of authentication of Exchange Notes will be manually signed by one of the Trustee's authorized officers.

Granite Broadcasting Corporation
June 9, 2004

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and (iii) the Exchange Notes have been issued and delivered in accordance with the terms of the Indenture, against receipt of the Old Notes surrendered in exchange thereof:

        1. The Exchange Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

        2. The Guarantees will be valid and binding obligations of the Guarantors.

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of the State of New York and the General Corporation Law of the State of Delaware.

B.
This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally including court decisions interpreting such Laws; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ AKIN GUMP STRAUSS HAUER & FELD LLP AKIN GUMP STRAUSS HAUER & FELD LLP